EXHIBIT 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	Contact:
May 23, 2003	Rocio Alvarado (800) 536-7453

TORCH ENERGY ROYALTY TRUST DECLARES

SECOND QUARTER 2003 DISTRIBUTION

HOUSTON - Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) today announced a cash distribution of 28.0 cents per unit, payable on June 12, 2003, to unitholders of record on June 2, 2003. This cash distribution is attributable to first quarter 2003 production from the Underlying Properties.

Production attributable to the Trust’s Net Profits Interests, excluding the Robinson’s Bend Field, was 708 MMcf of gas and 5,287 Bbls of oil for the quarter. Production attributable to the Trust’s Net Profits Interests in the Robinson’s Bend Field was 493 MMcf of gas.

The average price paid to the Trust during the quarter ended June 30, 2003, attributable to production during the quarter ended March 31, 2003, was $4.10 per Mcf of gas after deducting gathering fees, and $27.69 per Bbl of oil. Because the trust index price for gas exceeded $2.12 per MMBTU during the quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess. Distributions received by unitholders during the quarter ended June 30, 2003 were reduced by $2.5 million as a result of such price sharing agreement. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.71 per MMBTU. TEMI is entitled to recoup such credits in future periods when the trust index price exceeds the minimum price. As of June 30, 2003, TEMI has no accrued price credits.

In accordance with the Trust agreements, lease operating expenses and capital expenditures (pertaining to the first quarter 2003 production) totaling $1.5 million were deducted in calculating the Robinson’s Bend net proceeds for the second quarter 2003. The Robinson’s Bend Net Proceeds were $150,000. Lease operating expenses and capital expenditures in the Robinson’s Bend Field during the same period in 2002 were

$1.6 million, and such costs were not deducted from net proceeds payable to the Trust during the quarter ended June 30, 2002 pursuant to the Trust agreements. Due to the lease operating expenses related to the Robinson’s Bend Field, Torch Energy Advisors Incorporated does not currently anticipate that the net proceeds attributable to the Robinson’s Bend field, if any, will be significant in the future.

The Trust will terminate on March 1 of any year after 2002 if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to estimated net proved reserves of the net profits interests on the preceding December 31 are less than $25.0 million. Based on oil and gas reserve estimates at December 31, 2002 prepared by independent reserve engineers, Torch projects that unless the NYMEX price of natural gas on December 31, 2003 exceeds approximately $2.80 per MMBTU, the Trust will terminate on March 1, 2004. Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the Net Profits Interests, the price that will be received for such net profits interests or the amount that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the Trust units.

The Trust’s properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 97% of the estimated reserves are gas.

Together with its subsidiaries, Torch provides strategic services to the upstream energy industry. Torch’s specialized services include onshore and offshore oilfield operations and production optimization in addition to maximizing the value of clients’ crude oil, natural gas and natural gas liquids production. Torch also owns and directly invests in oil and gas assets and midstream assets.

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST

QUARTER ENDED JUNE 30, 2003 DISTRIBUTION *

	Chalkley, Cotton Valley and Austin Chalk Fields	Robinson’s Bend Field	Total
MCF
Chalkley	435,995	—
Cotton Valley	253,493	—
Austin Chalk	18,330	—
Robinson’s Bend **	—	493,258

	707,818	493,258

BBLS
Chalkley	1,999	—
Cotton Valley	950	—
Austin Chalk	2,338	—
Robinson’s Bend	—	—

	5,287	—

Average price
Per MCF (after gathering fees)	$4.34	$3.75
Per BBL	$27.70	$—

Gas revenues, net of gathering fees	$3,071,372	$1,848,640
Oil revenues	146,440	—

	3,217,812	1,848,640

Lease operating expenses	406,941	1,463,853
Severance taxes	191,219	161,072

	598,160	1,624,925

Net proceeds before capital expenditures	2,619,652	223,715
Capital expenditures	25,161	70,944

Net proceeds	2,594,491	152,771
Net profits percentage	95%	95%

Net profits income	2,464,767	145,132	2,609,899

Interest income			660
General and administrative expenses			(202,559)

Distribution			$2,408,000

Distribution per unit			$0.2800

*	Generated by production during the quarter ended March 31, 2003.
**	Represents 100% of the Underlying Property production; 443,905 mcf short of volume limitation.